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                                                                    EXHIBIT 5.01

       [Letterhead of Skadden, Arps, Slate, Meagher & Flom (Illinois)]

                                 July 15, 1997



LaSalle Partners Incorporated
200 East Randolph Drive
Chicago, Illinois  60601

               Re:  LaSalle Partners Incorporated --
                    Registration Statement on
                    Form S-1 (No. 333-25741)
                    --------------------------------

Ladies and Gentlemen:

          We are acting as special counsel to LaSalle Partners Incorporated, a Maryland corporation (the "Company"), in connection with the initial public offering of up to 4,600,000 shares (the "Shares") of the Company's Common Stock, par value $0.01 per share (the "Common Stock"). Of the 4,600,000 Shares, 4,000,000 Shares (the "Firm Shares") are being issued and sold by the Company and 600,000 Shares (the "Option Shares") are subject to an over-allotment option granted by DEL/LaSalle Finance Company, L.L.C. ("DEL/LaSalle") to the Underwriters (as defined below).

          This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

          In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-1 (File No. 333-25741), as filed with the Securities and Exchange Commission (the "Commission") under the Act on April 24, 1997, Amendment No. 1 thereto, as filed with the Commission on May 8, 1997, Amendment No. 2 thereto, as filed with the Commission on June 23, 1997, Amendment No. 3 thereto, as filed with the Commission on July 3, 1997, and Amendment No. 4 thereto, as filed with the Commission on July 11, 1997 (such Regis-
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LaSalle Partners Incorporated
July 15, 1997
Page 2

tration Statement, as so amended, being hereinafter referred to as the "Registration Statement"); (ii) the form of the Underwriting Agreement (the "Underwriting Agreement") proposed to be entered into by and among the Company, as issuer, and Morgan Stanley & Co. Incorporated, William Blair & Company, L.L.C. and Montgomery Securities, as representatives of the several underwriters named therein (the "Underwriters"), filed as an exhibit to the Registration Statement; (iii) the Articles of Incorporation and the Bylaws of the Company, as presently in effect; (iv) a specimen certificate representing the Common Stock; (v) certain resolutions of the Board of Directors of the Company and drafts of certain resolutions (the "Draft Resolutions") of the Pricing Committee of the Board of Directors of the Company (the "Pricing Committee"), in each case relating to the issuance and sale of the Shares and related matters; (vi) the form of the Subscription Agreement (the "Subscription Agreement") proposed to be entered into by the Company and DEL-LPL Limited Partnership ("DEL-LPL"), DEL-LPAML Limited Partnership ("DEL-LPAML"), DSA-LSPL, Inc. ("DSA-LSPL"), DSA-LSAM, Inc. ("DSA-LSAM"), DEL/LaSalle, Galbreath-LPL Holdings, LLC and Galbreath Holdings, LLC ("Galbreath Holdings"); (vii) an executed copy of the Consent Agreement, dated as of April 15, 1997, by and among DSA-LSPL, DSA-LSAM, DEL-LPL, DEL-LPAML, DEL/LaSalle, LaSalle Partners Limited Partnership ("LPL") and LaSalle Partners Management Limited Partnership ("LPML") (the "Dai-ichi Consent Agreement"); and (viii) an executed copy of the Consent Agreement, dated as of April 22, 1997, by and among the former stockholders of The Galbreath Company, The Galbreath Company of California, Inc., Galbreath Holdings, DEL-LPL, DEL-LPAML, DEL/LaSalle, LPL and LPML (together with the Dai-ichi Consent Agreement, the "Consent Agreements"). We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
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LaSalle Partners Incorporated
July 15, 1997
Page 3

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

          Members of our firm are admitted to the practice of law in the State of Illinois, and we do not express any opinion as to the laws of any other jurisdiction. With respect to matters of Maryland law, we are relying with your consent solely on the opinion of Piper & Marbury L.L.P., Baltimore, Maryland, a copy of which has been delivered to you.

          Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective; (ii) the Draft Resolutions have been adopted by the Pricing Committee; (iii) the price at which the Firm Shares are to be sold to the Underwriters pursuant to the Underwriting Agreement and other matters relating to the issuance and sale of the Firm Shares have been approved by the Pricing Committee in accordance with the Draft Resolutions; (iv) the Underwriting Agreement has been duly executed and delivered; and (v) certificates representing the Firm Shares in the form of the specimen
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LaSalle Partners Incorporated
July 15, 1997
Page 4

certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, and delivered to and paid for by the Underwriters as contemplated by the Underwriting Agreement, the issuance and sale of the Firm Shares will have been duly authorized, and the Firm Shares will be validly issued, fully paid and nonassessable.

          Based upon and subject to the foregoing, we are of the opinion that when the Subscription Agreement has been duly executed and delivered and the transactions contemplated by the Subscription Agreement and the Consent Agreements have been consummated in accordance with their respective terms, the Option Shares will have been duly authorized and the Option Shares will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                       Very truly yours,


                                       SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                                           (ILLINOIS)